UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2013

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in its Current Report on Form 8-K filed on July 5, 2013, ChemoCentryx, Inc. (the “Company”) announced that Dr. Edward Penhoet had decided to resign, effective July 7, 2013, from the Board of Directors of the Company (the “Board”). Dr. Penhoet’s decision to resign from the Board did not result from any disagreement with the Company concerning any matter relating to its operations, policies or practices. Concurrently with his resignation from the Board, Dr. Penhoet resigned from the Audit Committee of the Board. As a result of Dr. Penhoet’s resignation from the Audit Committee, the Audit Committee had two members. Rule 5605 of the NASDAQ Listing Rules (the “Listing Rules”) generally requires that all listed companies’ audit committees have at least three members, although Listing Rule 5605(c)(4)(B) provides a specified cure period to fill any Audit Committee vacancy created by the resignation of an audit committee member.

On August 2, 2013, the Company received a letter from NASDAQ noting that the Company no longer complied with the requirement of Listing Rule 5605. The letter also acknowledged that the Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or July 7, 2014 (or, by January 3, 2014, if such meeting is held before January 3, 2014).

On August 8, 2013, the Board appointed Ira Klein, MD, MBA, FACP, to the Audit Committee to fill the vacancy created by Dr. Penhoet’s resignation. As a result, the Audit Committee again has three members, and is fully compliant with Listing Rule 5605 within the cure period provided by that rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.

Date: August 8, 2013

	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Senior Vice President, Finance, Chief Financial Officer and Secretary